EXHIBIT 99.1

FORM STOCK OPTION CANCELLATION AGREEMENT

PACIFIC HEALTH CARE ORGANIZATION, INC.

STOCK OPTION CANCELLATION AGREEMENT

THIS STOCK OPTION CANCELLATION AGREEMENT (this “Agreement”) is made and entered into as of May __, 2018, by and between PACIFIC HEALTH CARE, ORGANIZATION, INC., a Utah corporation (the “Company”), and [                            ] (“Optionholder”).

RECITALS

WHEREAS, the Company previously granted to Optionholder a stock option(s) to purchase shares (the “Shares”) of the Company’s Common Stock pursuant to the Company’s 2005 Stock Option Plan and/or 2002 Stock Option Plan reflected in the following table (the “Option”):

Date of Grant	Date of Vesting	Number of Shares*	Exercise Price*

* Adjusted to reflect the effect of the four-shares-for-one-share forward split of the Company’s common stock that occurred on April 5, 2018.

WHEREAS, as of the date of this Agreement, the entire Option remains unvested and unexercised;

WHEREAS, the Optionholder believes it to be in the Optionholder’s best interest as an employee/consultant of the Company and in the best interest of the Company and its stockholders for the Optionholder to voluntarily surrender and cancel the Option;

WHEREAS, the Company’s Board of Directors has determined that it is in the best interests of the Company and its stockholders to cancel the Option;

WHEREAS, the Optionholder desires to surrender the Option for cancellation without receiving any cash, equity awards or other consideration and without any expectation to receive, and without imposing any obligation on the Company to pay or grant, any cash, equity awards or other consideration presently or in the future in connection with the cancellation of such Option; and

WHEREAS, the Company is relying on the Optionee’s surrender and cancellation of the Options in making administrative determinations regarding the Plan.

AGREEMENT

In consideration of the mutual promises and covenants herein, the parties hereto, each intending to be legally bound, agree as follows:

1.          Surrender and Cancellation of Option. The Optionholder hereby surrenders the Option for cancellation, and the Company hereby accepts such surrender and cancellation, effective as of the date first written above. By execution of this Agreement, the parties have taken all steps necessary to cancel the Option.

2.          No Expectation or Obligation. The Optionholder and the Company acknowledge and agree that the surrender and cancellation of the Option described herein shall be without any expectation of the Optionholder to receive, and without imposing any obligation on the Company to pay or grant, any cash, equity awards or other consideration presently or in the future in connection with the surrender and cancellation of such Option.

3.          Reliance.  The Optionholder acknowledges and agrees that the Company is relying on the provisions of Sections 1 and 2 herein in connection with the administration of the Plan including, without limitation, determinations regarding the nature of future grants thereunder.

4.          Further Assurances. Optionholder agrees to execute and/or cause to be delivered to the Company such instruments and other documents, and shall take such other actions, as the Company may reasonably request for the purpose of carrying out or evidencing the cancellation of the Option.

5.          Legal Advice.  Optionholder acknowledges and represents that Optionholder has had the opportunity to consult with a legal advisor in connection with this Agreement and that Optionholder is not relying upon the Company for any legal advice.

6.          Tax Advice.  Optionholder acknowledges and represents that Optionholder has had the opportunity to consult with a tax advisor in connection with this Agreement and that Optionholder is not relying upon the Company for any tax advice.

7.          Governing Law.  This Agreement shall be governed in all respects by the laws of the state of Utah, without regard to that State’s conflicts of laws principles.

8.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, this Stock Option Cancellation Agreement has been executed by the parties hereto as of the date first above written.

PACIFIC HEALTH CARE ORGANIZATION, INC.
By:
Name:
Title:

OPTIONHOLDER

[NAME]

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